Exhibit 99.1

ACI Worldwide 6060 Coventry Drive Elkhorn, NE 68022-6482 United States T +1 402 390 7600 www.aciworldwide.com
August 25, 2011
PERSONAL AND CONFIDENTIAL
ELECTRONIC DELIVERY
John W. Spiegel
Chairman of the Board of Directors
S1 Corporation
705 Westech Drive
Norcross, GA 30092
Dear John,
We remain committed to acquiring S1 Corporation and are pleased to inform you that we have enhanced our proposal in order to provide S1 shareholders with additional value certainty for their investment. Given the recent significant market volatility, ACI Worldwide, Inc. has increased its cash and stock proposal from $5.70 per share plus 0.1064 ACI shares, to $6.20 per share plus 0.1064 ACI shares, assuming full proration.
We are confident that your shareholders will find our enhanced proposal to be superior to the Fundtech Ltd. transaction, and we stand ready and willing to promptly engage with S1 to consummate a transaction that benefits both companie’s share holders. Based on the closing price of ACI stock on July 25, 2011, the day prior to our initial proposal, our enhanced proposal provides a per share consideration of $10.00 to each S1 shareholder. Based on the closing price of ACI stock on August 24, 2011, our enhanced proposal provides a per share consideration of $9.29 to each S1 shareholder. ACI’S enhanced proposal also equates to a:
•	30% premium to S1’s unaffected closing market price on July 25, 2011;

•	29% premium to the volume weighted average price of S1 shares over the previous 90 days prior to July 25, 2011; and

•	20% premium to the 52-week high of S1 shares, for the 52-week period ending July 25, 2011.
When evaluating our enhanced proposal, we strongly encourage you to consider at what price levels S1 would be trading absent the ACI proposal. Since we made our proposal on July 26, 2011, the NASDAQ Index has declined by 13% while S1’s stock price, affected by the value of the ACI proposal, has generally avoided the declines experienced in the overall market. Furthermore, we believe your shareholders know that, had ACI not made its proposal, S1’s share price would have been affected by the overall decline in stock market valuations. We also believe that the S1 shareholder reaction to our proposal, despite the significant ensuing market volatility, underscores its strength.

S1 Corporation
August 25, 2011
Page Two
Your August 22, 2011, shareholder letter questioned whether we had the financing for the cash portion of our merger proposal as well as our commitment to obtain clearance under the Hart-Scott-Rodino (HSR) Act. To resolve these issues, we have a fully executed commitment letter from Wells Fargo Bank, N.A. sufficient to fund the cash required by our proposal and to finance our ongoing operations, and we would be pleased to provide a copy of such a commitment letter upon request. In addition, we reiterate that we are willing to provide appropriate assurance of satisfaction of the HSR Act condition, including a divestiture commitment (if required) and substantial break-up compensation. However, it does not withstand scrutiny for S1 to, on the one hand, refuse to engage with us on these issues and, on the other hand, point to these issues as a reason for not engaging in the first place.
As S1 has been unwilling to engage, we are taking the actions we believe necessary to consummate our proposed transaction. We are filing our definitive proxy statement to begin solicitation of votes against the proposed Fundtech transaction and, rest assured, we will take all actions necessary to advance our proposal. We would, however, strongly prefer to begin a direct dialogue with S1’s management and advisors.
We believe that our proposal represents a Parent Superior Offer that clearly meets the standards set forth in Section 6.7(a) of the Fundtech merger agreement as it is more favorable to S1 shareholders from a financial point of view than the Fundtech transaction and it is likely to be completed, taking into account all financial, regulatory, legal and other aspects of our proposal.
We remain convinced of the strategic benefits of this transaction and strongly believe that it is in the best interests of both ACI’s and S1’s shareholders. We look forward to your prompt reply.
Sincerely,
Philip G. Heasley
President and CEO
cc: Johann Dreyer, Chief Executive Officer, S1 Corporation